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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): April 3, 2000

                           Data Critical Corporation
             (Exact name of registrant as specified in its charter)


        Delaware                          000-27855               91-1901482
(State or other jurisdiction of     (Commission File No.)       (IRS Employer
incorporation or organization)                               Identification No.)


                      19820 North Creek Parkway, Suite 100
                           Bothell, Washington 98011
                    (Address of principal executive offices)

                                  425-482-7000
              (Registrant's telephone number, including area code)
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Item 2.  Acquisition or Disposition Of Assets

     On April 3, 2000, Data Critical Corporation, a Delaware corporation (the "Registrant") acquired Elixis Corporation, a Washington corporation ("Elixis"), by the statutory merger (the "Merger") of Elixis with and into datacritical.com inc., a Delaware corporation and wholly-owned subsidiary of the Registrant ("Subsidiary"). The Merger was accomplished pursuant to an Agreement and Plan of Merger dated as of March 12, 2000, as amended on March 30, 2000, among the Registrant, Elixis and Subsidiary, and a related Plan of Merger (collectively, the "Merger Agreements"). The Merger occurred following the approval of the Merger Agreements by the shareholders of Elixis and satisfaction of certain other closing conditions. As a result of the Merger, the separate corporate existence of Elixis ceased and the Subsidiary became the owner of all of the business and assets of Elixis and assumed all of the debt and liabilities of Elixis. Each share of Elixis common stock was converted into 0.0407847 shares of the Registrant's common stock. All of Elixis' stock option plans were terminated prior to completion of the Merger, and Registrant paid an aggregate of approximately $110,000 to Elixis' option holders in exchange for cancellation of all outstanding Elixis options.

     A total of approximately 210,000 shares of the Registrant's common stock will be issued to former Elixis shareholders in exchange for the acquisition by Subsidiary of the business of Elixis. The number of shares of the Registrant's common stock to be issued to the shareholders of Elixis was determined pursuant to a formula set forth in the Merger Agreements. The formula was agreed upon in arms' length negotiations and took account of several factors concerning the relative valuations of the Registrant and Elixis.

     Under the terms of the Merger Agreements and a related Escrow Agreement dated March 31, 2000, 31,500 of the shares of the Registrant's common stock issued to Elixis' shareholders in the Merger will be held in escrow for the purpose of indemnifying the Registrant and Subsidiary, and each of their respective affiliates, officers, directors, employees, representatives and agents against certain liabilities of Elixis. This escrow will expire on March 31, 2001 unless extended with the consent of the representatives of the shareholders.

     Under the terms of a related Registration Rights Agreement dated March 31, 2000, the Registrant has granted Elixis shareholders' "piggyback" registration rights for the shares of the Registrant's common stock issued in the Merger. As part of the Merger, all of Elixis' officers, substantially all of its employees and certain of its consultants deemed critical to its business also entered into noncompetition agreements with the Subsidiary.

     The Merger will be accounted for as a purchase transaction.

     Other than a loan for $200,000 advanced to Elixis at the time of commencement of the Merger discussions between the Registrant and Elixis, there were no prior material relationships between the Registrant and Elixis or any of their respective affiliates, directors or officers, or any associate of any such directors or officers.

     The above description of the transaction is a summary and as such is not intended to be complete and is subject to and qualified by reference to the agreements attached hereto as Exhibits 2.1, 2.2 and 4.1 and two separate press releases issued by the Registrant on March 14, 2000 and April 4, 2000 concerning the Registrant's acquisition of Elixis attached hereto as Exhibits 99.1 and 99.2.

     (b) Elixis is an Internet healthcare company focused on the business of developing Internet physician tools. The Registrant intends to continue to operate this business and to use Elixis' technology to expand its own wireless Internet physician tools.
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Item 7.  Financial Statements and Exhibits

     (a)  Financial Statements of Business Acquired.
          -----------------------------------------

     It is currently impractical for the Registrant to provide the required financial statements. In accordance with Item 7(a)(4) of the Instructions to Form 8-K, the Registrant will file such financial statements as soon as they are available, and in no event later than June 16, 2000.

      (b) Pro Forma Financial Information.
          -------------------------------

     It is currently impractical for the Registrant to provide the required financial statements. In accordance with Items 7(a)(4) and 7(b)(2) of the Instructions to Form 8-K, the Registrant will file such financial statements as soon as they are available, and in no event later than June 16, 2000.

(c)    Exhibits.
       ---------
          2.1 Agreement and Plan of Merger dated March 12, 2000 among the Registrant, Elixis Corporation and datacritical.com inc.

          2.2 First Amendment to Agreement and Plan of Merger dated March 30, 2000 among the Registrant, Elixis Corporation and datacritical.com inc.

          4.1 Registration Rights Agreement dated March 31, 2000 among the Registrant and the former shareholders of Elixis Corporation

         99.1 Press Release dated March 14, 2000 announcing "Data Critical Corp. Acquires Elixis Corporation Merging Technologies to Create Wireless Internet-Based Clinical Tools for Physicians"

         99.2 Press Release dated April 4, 2000 announcing "Data Critical Corporation to Acquire Elixis Corporation"

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      DATA CRITICAL CORPORATION
                                      (Registrant)


Date:  April 18, 2000                 By: /s/ Michael E. Singer
                                          --------------------------------------
                                      Michael E. Singer
                                      Vice President and Chief Financial Officer
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                               INDEX TO EXHIBITS


 2.1 Agreement and Plan of Merger dated March 12, 2000 among the Registrant, Elixis Corporation and datacritical.com inc.

 2.2 First Amendment to Agreement and Plan of Merger dated March 30, 2000 among the Registrant, Elixis Corporation and datacritical.com inc.

 4.1 Registration Rights Agreement dated March 31, 2000 among the Registrant and the former shareholders of Elixis Corporation

99.1 Press Release dated March 14, 2000 announcing "Data Critical Corp. Acquires Elixis Corporation Merging Technologies to Create Wireless Internet-Based Clinical Tools for Physicians"

99.2 Press Release dated April 4, 2000 announcing "Data Critical Corporation to Acquire Elixis Corporation"